Exhibit 5.9
CONSENT OF B. DELANEY

In connection with the “Technical Report on the Nechalacho Deposit, Thor Lake Project, Northwest Territories, Canada”, dated March 13, 2011 (the “Thor Lake Report”), the undersigned hereby consents to reference to the undersigned’s name and information derived from the Thor Lake Report included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

/s/ Brian Delaney
Name:	Brian Delaney, P.Eng.
Title:	Senior Project Manager, Avalon Rare Metals, Inc.

Date: April 21, 2011